Exhibit 23(a)

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 6, 2020, relating to the financial statements of The Procter & Gamble Company and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2020, as amended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
October 19, 2020